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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE                         CONTACTS: Alan Boyer
                                                        First Data Corporation
                                                        (770) 857-7121

                                                        Joseph E. Whitters
                                                        HealthCare COMPARE Corp.
                                                        (630) 241-7511

              FIRST DATA CORPORATION TO DIVEST FIRST HEALTH UNITS
              ---------------------------------------------------

          HealthCare COMPARE Corp. to Acquire Third Party Healthcare
                Processing and Medicaid Claims Processing Units

        HACKENSACK, N.J., and DOWNERS GROVE, Ill., May 23, 1997--First Data Corporation (NYSE: FDC) today announced that Illinois-based HealthCare COMPARE Corp. (NASDAQ: HCCC) has signed a definitive agreement to acquire First Data's First Health Strategies, based in Salt Lake City, Utah, and First Health Services, based in Richmond, Va. The transaction, valued at about $200 million to be received in cash, is anticipated to close by July 1, 1997, subject to regulatory approval.

        Both First Health Strategies and First Health Services were acquired by First Data in its 1995 merger with Atlanta-based First Financial Management Corporation. The two companies provide independent health care administration services such as claims administration and associated health care management services to the self-insured corporate and government markets. First Data will continue to operate two smaller healthcare operating units, VIPS, based in Towson, Md., and EBPLife, based in Minneapolis, Minn.

        "First Data is committed to focusing on maximizing our core competencies in transaction and information processing," said Ric Duques, First Data's chairman and chief executive officer. "As part of HealthCare COMPARE, First Health will have the opportunity to grow and expand in the health care markets it currently serves."

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First Data To Divest First Health Units, Page 2

        James C. Smith, president and chief executive officer of HealthCare COMPARE Corp. said, "The acquisition of First Health will round out COMPARE's capabilities and complete the range of services necessary to offer a full spectrum of managed care products to its group health clients. We welcome the employees of First Health to our family of businesses and are committed together to providing the best possible healthcare management services in the nation."

        For First Data, while the loss of First Health's earnings will be dilutive, the sale will positively impact First Data's ability to concentrate its efforts on the higher growth card processing and payment instruments businesses."

        The loss on the transaction and the related impairment to the ongoing value of other First Data healthcare operations are expected to produce an after tax loss approaching $200 million. In addition, the absence from First Health Strategies and First Health Services operations for the balance of 1997 will reduce First Data's 1997 operating earnings by about $0.02 per share. As a result, First Data now expects earnings per share (without considering the after tax loss on the transaction and related impairment charge) to be approximately $1.58. (See special note at the end of this news release concerning forward-looking statements.)

        FIRST HEALTH is one of the nation's largest health benefit claims administrators serving the self-insured corporate and government markets. FIRST HEALTH utilizes leading-edge technology to provide the industry's most advanced health care administration system, integrating claims administration, data analysis, medical case management, and other services.

        Since pioneering the use of preferred provider arrangement and utilization management services in the 1980s, HealthCare COMPARE Corp. has grown to become a major managed care organization, with the largest integrated Preferred Provider Organization (PPO) in the nation. The company provides full-service medical cost management services to corporate employers, government employee groups, unions, third party administrators, group health and workers' compensation insurance carriers.

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FIRST DATA TO DIVEST FIRST HEALTH UNITS, PAGE 3

        Founded in 1992, Hackensack, NJ-based First Data Corporation is a global leader in payment systems, electronic commerce and information management products and services. First Data and its principle operating units process the information that allows millions of consumers to pay for goods or services by credit, debit or smart card at the point of sale or over the Internet; by check, or wire money--seamlessly and effortlessly. For more information about First Data, visit us on the Internet at www:firstdatacorp.com.

                                     # # #

NOTICE TO INVESTORS, PROSPECTIVE INVESTORS AND THE INVESTMENT COMMUNITY

        This press release includes forward-looking statements that express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. As more fully described in First Data's 10-Q for the quarter ended March 31, 1997, important factors upon which the Company's forward-looking statements are premised include the following (changes in these assumptions could cause actual results to differ from the forward-looking statements): (i) continued transaction growth in First Data's major product lines at historical levels; (ii) achievement of expected acceptance and growth of new product initiatives; (iii) absence of material client consolidations;
(iv) successful management of pricing pressures through cost efficiencies; (v) no imposition of a value-added tax on third-party credit card processing services by members of the European Community; (vii) no unanticipated changes in law or industry association rules; (viii) continuation of the current interest rate and foreign exchange environments, (ix) no unanticipated technological or product developments increasing the costs of, or affecting the markets for, the First Data's major business lines; and (x) successfully managing patent protection and liability in the context of changing laws and developing technologies.


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